Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

OF

DINEEQUITY, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DineEquity, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring same amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Article FIRST so that, as amended, said Article shall be and read as follows:

The name of the Corporation is Dine Brands Global, Inc. (hereinafter the “Corporation”).

SECOND: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Said amendment shall become effective at 12:00 a.m. on Tuesday, February 20, 2018.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on February 14, 2018.

DINEEQUITY, INC.

By: /s/ Stephen P. Joyce

Stephen P. Joyce
Chief Executive Officer